                                                                   Exhibit 5.1

                     Lyle B. Stewart, Esq., General Counsel
                              Medix Resources, Inc.
                       7100 E. Belleview Avenue, Suite 301
                           Greenwood Village, CO 80111
                             Telephone: 303-267-0920
                                Fax: 303-267-0922

Board of
Directors
March 19, 2001
Medix Resources, Inc.
7100 E. Belleview Avenue, Suite 301
Greenwood Village, CO 80111

Gentlemen:

            I have acted as counsel to Medix  Resources,  Inc. (the "Company")
in  connection  with the proposed sale of up to 3,000,000 of its common stock, par value $.001 per share,  by the  Company,  pursuant to the  Company's  1999
Stock Option Plan (the "Plan"),  which are being registered on a Form S-8 (the
"Registration  Statement")  filed by the  Company on or about the date  hereof with the  Securities  and Exchange  Commission,  under the  Securities  Act of
1933, as amended.

            In  connection  therewith,  I have  examined  and relied upon such corporate  records and other documents,  instruments and certificates and have made such other  investigation  as I deem appropriate as basis for the opinion set forth below.

            Based upon the  foregoing,  I am of the opinion that the shares of common  stock  to be  sold  by the  Company  in the  manner  described  in the
Registration Statement,  any Prospectus relating thereto and the Plan, will be legally issued, fully paid and non-assessable.

            I  hereby  consent  to the  use  of my  name  in the  Registration
Statement  and the filing of this  opinion  as an exhibit to the  Registration
Statement.

                                                Very truly yours,

                                                /s/ Lyle B. Stewart
                                                    General Counsel